Exhibit 99.1
Nasdaq: ASFI
          FOR IMMEDIATE RELEASE
     CONTACT:

Stephen D. Axelrod, CFA
Mitchell Cohen, CFO	Alisa D. Steinberg (Media)
Asta Funding, Inc.	Wolfe Axelrod Weinberger Assoc.LLC
(201) 567-5648	(212) 370-4500; (212) 370-4505
(Fax)

steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com
ASTA FUNDING REPORTS SECOND QUARTER AND
SIX MONTHS FISCAL 2008 RESULTS
ENGLEWOOD CLIFFS, NJ, May 19, 2008 — Asta Funding, Inc., (NASDAQ: ASFI), a consumer receivable asset management and liquidation company, today reported results for the three and six months ended March 31, 2008.
Revenues for the three months ended March 31, 2008, were $33,882,000, an increase of 4% compared to revenues of $32,608,000 a year ago. The Company reported a net loss for the three months ended March 31, 2008 of $7,707,000, or $0.54 per diluted share, compared to net income of $12,552,000, or $0.85 per diluted share, in the same prior year period.
Revenues for the six months ended March 31, 2008 were $68,157,000, an increase of 18% compared to revenues for the six months ended March 31, 2007 of $57,753,000. Net income for the six months ended March 31, 2008 was $5,607,000 or $0.38 per diluted share, versus $23,878,000, or $1.63 per diluted share, for the same period a year earlier.
Net cash collections from collection of consumer receivables acquired for liquidation was $44.9 million for the second quarter, versus $62.2 million in the prior year’s quarter. Net cash collections from collection of consumer receivables acquired for liquidation was $95.0 million for the six months ended March 31, 2008, compared to $104.1 million in the prior year’s period. Net cash collections represented by account sales of consumer receivables acquired for liquidation was $4.9 million or 9.8% of net cash collections in the quarter, compared to 18.3% in the second quarter of fiscal 2007.
Gary Stern, President and Chief Executive Officer, said, “With regard to our large portfolio purchase, consummated a little over a year ago, our actual collections were slower than our original expectations and we incurred a significant impairment of approximately $30.3 million. This is a result of a variety of factors, including the effects of the economic downturn.”
Mr. Stern added, “Our total bank debt was approximately $293.9 million at March 31, 2008 and as of today stands at approximately $269.0 million. Our business structure remains solid with stockholders’ equity at $17.21 per share at the end of the second quarter and we will work diligently to improve shareholder value.”
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210 Sylvan Avenue, Englewood Cliffs, NJ 07632
(201) 567-5648, (201) 567-2203 fax
Mr. Stern concluded, “We plan on having an investor day and hope to announce a date and details in the near future.”

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2007, Form 10-Q for the quarter ended December 31, 2007 and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases and other communications, including that the portfolio purchase described in this press release may not be consistent with Asta’s initial valuation analysis, that the terms of the new financing obtained, or the anticipated benefits of the portfolio purchase may not meet Asta’s expectations, that Asta may experience operational difficulties in acquiring a portfolio of this size, that Asta received only limited representations and warranties with respect to the quality, quantity and characteristics of the portfolio and that there are other risks associated with the portfolio. Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.
- Financial Tables Follow -

ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — DATA
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
Revenues:
Finance income, net	$33,878,000	$32,353,000	$68,013,000	$57,294,000
Other income	4,000	255,000	144,000	459,000

	33,882,000	32,608,000	68,157,000	57,753,000
Expenses:
General and administrative	7,124,000	5,790,000	12,929,000	10,878,000
Interest	4,711,000	3,779,000	10,652,000	5,298,000
Impairments	35,000,000	2,412,000	35,000,000	2,412,000

	46,835,000	11,981,000	58,581,000	18,588,000

Income before equity (loss) in earnings of venture and income tax	(12,953,000)	20,627,000	9,576,000	39,165,000

Equity in (loss) earnings of venture	(1,000)	475,000	(78,000)	975,000

Income tax (benefit) expense	(5,247,000)	8,550,000	3,891,000	16,262,000

Net(loss) Income	($7,707,000)	$12,552,000	$5,607,000	$23,878,000

Net(loss) income per share:

Basic	($0.54)	$0.91	$0.40	$1.73
Diluted	($0.54)	$0.85	$0.38	$1.63

Weighted average number of common shares outstanding:

Basic	14,201,674	13,848,194	14,059,142	13,772,538
Diluted	14,201,674	14,744,499	14,742,549	14,647,556
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ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS — DATA

	March 31,	September 30,
	2008	2007
	(Unaudited)
ASSETS
Cash	$3,589,000	$4,525,000
Restricted cash	5,048,000	5,694,000
Consumer receivables acquired for liquidation (at net realizable value)	512,256,000	545,623,000
Due from third party collection agencies and attorneys	5,211,000	4,909,000
Investment in venture	1,162,000	2,040,000
Furniture and equipment, net	797,000	793,000
Deferred income taxes	22,465,000	12,349,000
Other assets and investments	4,285,000	4,323,000

Total assets	$554,813,000	$580,256,000

LIABILITIES AND Stockholders’ Equity

Liabilities
Debt	$293,857,000	$326,466,000
Other liabilities	3,558,000	7,537,000
Dividends payable	571,000	557,000
Income taxes payable	11,397,000	8,161,000

Total liabilities	309,383,000	342,721,000

Stockholders’ Equity
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding — 14,276,158 at March 31, 2008 and 13,918,158 at September 30, 2007	143,000	139,000
Additional paid-in capital	68,442,000	65,030,000
Retained earnings	176,845,000	172,366,000

Total stockholders’ equity	245,637,000	237,535,000

Total liabilities and stockholders’ equity	$554,813,000	$580,256,000

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